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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Lynx Therapeutics, Inc. for the registration of 1,000,000 shares of its common stock and to the incorporation by reference therein of our report dated February 7, 2003, except for Note 18, as to which the date is September 25, 2003, with respect to the consolidated financial statements of Lynx Therapeutics, Inc. included in its Annual Report (Form 10-K, as amended) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                                      /s/ Ernst & Young LLP

Palo Alto, California

January 16, 2004